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                                                                      EXHIBIT 5

                                          September 6, 1996

Colorado Interstate Gas Company
Two North Nevada Avenue
Colorado Springs, Colorado 80903-1727

Gentlemen:

  I have acted as counsel to Colorado Interstate Gas Company, a Delaware corporation (the "Company"), in connection with the offering by the Company of $100 million aggregate public offering price of the Company's debt securities (the "Debt Securities"), pursuant to a registration statement on Form S-3 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

  In this connection, I have examined the corporate proceedings of the Company relating to the Debt Securities to be issued pursuant to a proposed indenture, as amended or supplemented from time to time setting forth specific terms of any series of Debt Securities, between the Company and a trustee to be selected by the Company (the "Indenture" and the "Trustee," respectively). I have also examined all statutes, corporate records and other instruments and documents which I have deemed it necessary to examine for the purposes of this opinion.

  Based on the foregoing, I am of the opinion that:

  1. The Company has been duly organized and is validly existing under the laws of the State of Delaware.

  2. The Indenture has been duly authorized by the Board of Directors of the Company and, upon execution and delivery thereof by the Company and the Trustee, will be the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except that (a) the enforceability thereof may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (c) the waiver as to usury in the Indenture may be unenforceable.

  3. When the Registration Statement has become effective under the Act and the terms of any series of Debt Securities and of their issue and sale have been duly established so as not to violate any applicable law or agreement or instrument binding on the Company and upon execution and authentication of such Debt Securities in accordance with the terms of the Indenture (assuming the due authentication, execution and delivery thereof by the Trustee) and delivery of such Debt Securities to the purchasers thereof against payment therefor, such Debt Securities will be legal, valid and binding obligations of the Company enforceable in accordance with their terms and entitled to the benefits provided by the Indenture except that (a) the enforceability thereof may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (c) the waiver as to usury in the Indenture may be unenforceable.

  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the undersigned under the caption therein entitled "Legal Matters."

                                          Very truly yours,

                                          /s/ Austin M. O'Toole
                                          -------------------------------------
                                          Austin M. O'Toole